Exhibit 10.3

Performance Share Awards Granted in 2012

Summary of Key Provisions

Purpose	● To advance the interests of the Company by motivating plan participants to contribute to the long-term success and progress of the Company.
Eligibility	● All senior executives and employees in the Company as approved by the Compensation Committee of Tesoro's Board of Directors.
Plan	● These awards are granted under the general terms and conditions of the 2011 Long-Term Incentive Plan.
Performance Shares	● A Performance Share Award is a grant of shares where the final payout upon vesting is contingent upon achieving specific performance goals during a specified performance period.
Performance Period	● The performance period for the Performance Share Awards granted in 2012 is 36 months (January 1, 2012 to December 31, 2014).
Vesting	● The Performance Share Awards will vest at the end of the 36 month performance period (100% of award vests on December 31, 2014).
Form and Timing of Payout	● The Performance Share Awards will be settled in common stock of the Company within 2 ½ months after the end of the performance period.
Payout Range	● The payout for the Performance Share Awards can range from 0% to 200% as reflected in the Performance Payout Tables.

Performance Share Awards Granted 2012	1

Performance Measures
Performance Shares will be granted as two equally weighted awards each having its own performance goal.
1) Performance Share Award # 1 will be measured using relative Total Shareholder Return (TSR) against the Performance Peer Group defined below.
•  For purposes of calculating TSR for the Company and our Performance Peer Group:
•An average of the stock prices for the 30 business days preceding the beginning and end of each individual year of the performance period.
•Dividends will be assumed to be reinvested in stock on the date the dividend is paid to shareholders.
•The TSR for each year of the three year performance period will be averaged.
•Relative TSR performance will be determined by ranking the three-year average TSR for the Company and each company in the Performance Peer Group. The payout percentage (in the payout table below) will be applied to the performance shares granted to the employee at time of grant.

Rank                              Payout %
                                                 (5 peers plus Tesoro)

#1                            150% - 200%
#2                            125% - 175%
#3                            100% - 150%
#4                              75% - 125%
#5                              50% - 100%
#6                                  0% - 50%

•The achievement of a particular ranking will earn a payout at the top end of the range for that ranking; however, the Committee will retain the discretion to reduce the final award payout to a lesser percentage within the payout range.

•If the Company’s rank versus the performance peer group is last place using relative TSR and one of the following conditions is achieved, 50% of the award will otherwise vest subject to the Committee’s discretion to reduce the award:

•The Company achieves a positive TSR for two
 of the three years; or

Performance Share Awards Granted 2012	2

•The Company has positive net income for at
least two of the three years.

• If the Company’s rank compared to the performance peer group is last place and neither of the conditions above is met, then no payout will be made based on the measure of the relative TSR.

2) Performance Share Award # 2 will be measured using relative Return on Capital Employed (ROCE) against the Performance Peer Group defined below.
• Relative ROCE for the Company and our Performance Peer Group is defined as follows:
• ROCE will equal earnings before interest and taxes divided by the average total capital employed.
• Total capital employed equals working capital(excluding current maturities of debt) plus net property, plant and equipment and other long-term assets less other liabilities (excluding debt).
• An average of each of the fiscal year's ROCE during the three-year performance period will be calculated for the Company and our Performance Peer Group.
• The three-year average ROCE for each of our Performance Peer Group companies will be averaged to obtain the overall three-year average of the Performance Peer Group's ROCE. A payout percentage will be determined by the ratio of the Company's average ROCE to the average of the Performance Peer Group as illustrated in the table below. The payout percentage will be applied to the performance shares granted to the employee at time of grant to determine the number of shares earned.

Relative ROCE                     Payout %
(to overall average of ROCE of peer                  (determined using
group excluding Tesoro)                          straight-line interpolation)
112.6% - 125%                                  151% - 200%
100.1% - 112.5%                            100% - 150.9%
50% - 100%                                       50% - 99.9%
Less than 50%                                        0 - 49.9%

Performance Share Awards Granted 2012	3

Performance Peer Group
● The Performance Peer Group for the award measured using the TSR performance measure are the following companies:
•  HollyFrontier, Marathon Petroleum, Sunoco, Valero and S&P 500 Index
•  In the event a peer company must be replaced as a result of consolidation, change in business or dissolution during the three- year performance period, the following companies will be used as replacements, in the following order:
• CVR Energy
• Phillips 66
• Western Refining
Existing companies’ performance will be utilized for the full year and replaced at the beginning of the succeeding calendar year.
● The Performance Peer Group for the award measured using the ROCE performance measure are the following companies:
• HollyFrontier, Marathon Petroleum, Sunoco and Valero
• In the event a peer company must be replaced as a result of consolidation, change in business or dissolution during the three-year performance period, the following companies will be used as replacements, in the following order:
• CVR Energy
• Phillips 66
• Western Refining
Existing companies’ performance will be utilized for the full year and replaced at the beginning of the succeeding calendar year.

Performance Share Awards Granted 2012	4

Termination of Employment and Timing of Payout
● Death - a pro-rated payout of shares will be issued based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of target performance. Shares will be issued as soon as administratively possible upon termination event.
● Disability - a pro-rated payout of shares will be issued based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of target performance. Shares will be issued as soon as administratively possible upon termination event.
● Retirement - a pro-rated payout of shares will be issued based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of actual performance. Shares will be issued within 2 ½ months after the end of the performance period.
● Voluntary Termination or Termination for Cause - shares will be forfeited.
● Involuntary Termination - a pro-rated payout of shares will be issued based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of actual performance. Shares will be issued within 2 ½ months after the end of the performance period.

Change in Control
● In the event of a Change in Control of the Company, the Performance Share Awards will be paid out at the greater of the target amount or the actual performance through a date determined by the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) prior to the Change in Control.

Nothing herein is intended to modify any referenced Plan. The applicable Plan is the legally governing document and is the final authority on the terms of such Plan unless the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) specifies otherwise (either in an Award Agreement or otherwise).

Performance Share Awards Granted 2012	5